                                                                    Exhibit 10.5

                         AGREEMENT AND PLAN OF MERGER

                                     among

                               VERTICALNET, INC.
                         (a Pennsylvania corporation),

                         INFORMATRIX ACQUISITION CORP.
                           (a Delaware corporation),

                          INFORMATRIX WORLDWIDE, INC.
                           (a Delaware corporation)

                                      and

                THE STOCKHOLDERS OF INFORMATRIX WORLDWIDE, INC.

                               TABLE OF CONTENTS
                               -----------------


Section                                                                          Page
-------                                                                          ----
1.   Definitions.................................................................   1

2.   The Merger..................................................................   7

3.   Closing.....................................................................  10

4.   Representations and Warranties of Seller Parties............................  11

5.   Representations and Warranties of Buyer.....................................  23

6.   Covenants of Seller Parties.................................................  24

7.   Covenants of Buyer..........................................................  29

8.   Mutual Covenants............................................................  30

9.   Conditions Precedent to Obligations of Seller Parties.......................  31

10.  Conditions Precedent to Obligations of Buyer................................  31

11.  Indemnification.............................................................  32

12.  Termination.................................................................  36

13.  General Matters.............................................................  37

14.  Notices.....................................................................  39

15.  Governing Law...............................................................  40

Exhibits
--------

A - Operating Plan
B - Escrow Agreement
C - Customers

Schedules
---------

4.3       Seller Required Consents
4.4       Stock Ownership
4.6       Encumbrances
4.8       Tangible Personal Property
4.9       Non-Real Estate Leases
4.12      Liabilities
4.13      Taxes
4.15      Litigation
4.16      Contracts
4.17      Insurance
4.18(a)   Intellectual Property
4.18(b)   Intellectual Property Contracts
4.18(c)   Know-How
4.19      Directors and Officers of Seller
4.20      ERISA
4.22      Payments to Affiliates of Seller
4.23      Customers
4.36      Additional Information

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is made as of September 30, 1998 by and among and VERTICALNET, INC., a Pennsylvania corporation ("Buyer"), INFORMATRIX ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Newco"), INFORMATRIX WORLDWIDE, INC., a Delaware corporation ("Seller") and Brian Boltz, Page Lord, Dan McNulty, Howard Miller, Mechlin Moore, John Stewart, Robert Stewart, Sr., David Willis, Murdo MacLeod and Robert Stewart, Jr. (collectively, the "Stockholders"). Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                  Background
                                  ----------

     This Agreement sets forth the terms and conditions under which Newco will merge with and into Seller (the "Merger") in accordance with this Agreement.
The parties intend that (a) upon completion of the Merger, Seller will be a wholly-owned subsidiary of Buyer and (b) for federal income tax purposes, the Merger will constitute a tax-free transaction under the Internal Revenue Code of 1986, as amended (the "Code").

                                  Witnesseth
                                  ----------

     NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

 1.  Definitions
     -----------

     For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

     "Accredited Investor" is defined in Section 4.30.

     "Acquisition Proposal" is defined in Section 6.3.

     "Action" is defined in Section 11.6.

     "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

     "Agreement" means this Agreement and the Exhibits and Disclosure Schedules hereto, as each may be amended, restated, supplemented or modified from time to time.

     "Assets" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by Seller.

     "Balance Sheet" is defined in Section 4.5.

     "Balance Sheet Date" is defined in Section 4.5.

     "Benefit Plan" means: (i) as to employees employed in the United States, any (y) "employee benefit plan" as defined in Section 3(3) of ERISA, and (z) supplemental retirement, bonus, deferred compensation, severance, incentive plan, program or arrangement or other employee fringe benefit plan, program or arrangement; and (ii) as to employees employed outside the United States of America, all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices.

     "Business" means Seller's entire business, operations and facilities.

     "Buyer Indemnified Party" is defined in Section 11.1.

     "Buyer Required Consents" is defined in Section 5.3.

     "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

     "Claim Notice" is defined in Section 11.4.

     "Claim Response" is defined in Section 11.4(a).

     "Closing" is defined in Section 3.1.

     "Closing Certificates" means the certificates to be delivered by various Seller Parties under Section 10.3 and any other provisions hereof.

     "Closing Date" is defined in Section 3.1.

     "Code" is defined in the Background Section.

     "Confidential Information" means any confidential information or trade secrets of Seller, including personnel information, know-how and other technical information, customer lists, customer information and supplier information.

     "Contingent Merger Consideration" is defined in Section 2.7.

     "Contract" means any written or oral contract, agreement, lease, instrument, or other commitment that is binding on any person or its property under applicable law.

     "Copyrights" means all copyrights in both published works and unpublished works.

     "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

     "Damages" is defined in Section 11.1.

     "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

     "DGCL" is defined in Section 2.1.

     "Disclosure Schedule" means the any of the Schedules containing information relating to Seller pursuant to Section 4 and other provisions hereof that has been provided to Buyer on the date hereof.

     "Effective Time" is defined in Section 2.2.

     "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

     "Environmental Condition" is defined in Section 4.15(b).

     "Environmental Law" means all Laws and Court Orders relating to pollution or protection of public safety, safety or the environment as well as any principles of common law under which a Party may be held liable for the release or discharge of any materials into the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Fund" is defined in Section 11.7.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Expiration Date" is defined in Section 11.5.

     "Financial Statements" is defined in Section 4.5.

     "GAAP" means generally accepted accounting principles.

     "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

     "Gross Revenues" means total value of invoices issued for the applicable period.

     "Hazardous Substances" means any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., (ii) any "extremely hazardous substance,"
                           -- ----
"hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. (S)(S) 11001 et seq., (iii) any "hazardous waste," as defined under the federal Solid
      -- ----
Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., (iv) any "pollutant," as defined under the federal
                   -- ----
Water Pollution Control Act, 33 U.S.C. (S)(S) 1251 et seq., as any of such laws
                                                   -- ----
in clauses (i) through (iv) as amended, and (v) any regulated substance or waste under any Laws or Court Orders that have been enacted, promulgated or issued by any federal, state or local governmental authorities concerning protection of the environment.

     "Immaterial Lease" is defined in Section 4.9.

     "Indemnified Party" is defined in Section 11.4.

     "Indemnitor" is defined in Section 11.4.

     "Intellectual Property" means any Copyrights, Patents, Trademarks, service marks, trade names, information, proprietary rights, processes, technology rights and licenses, trade secrets, franchises, know-how, inventions and other intellectual property.

     "Inventory" means all inventory, including raw materials, supplies, work in process and finished goods.

     "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

     "Liquidated Claim Notice" is defined in Section 11.4(a).

     "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

     "Material Adverse Effect" means a material adverse effect on the Business, including the Assets, financial condition, results of operations, liquidity, products, competitive position, customers and customer relations thereof.

     "Merger" is defined above in the Background section.

     "Merger Consideration" is defined in Section 2.6.

     "Minor Contract" means any Contract that is terminable by a party on not more than 30 days' notice without any Liability and any Contract under which the obligation of a party (fulfilled and to be fulfilled) involves an amount of less than $5,000.

     "Non-Competition Period" is defined in Section 6.6.

     "Non-Real Estate Leases" is defined in Section 4.9.

     "Operating Plan" means the operating plan of Seller dated as of January, 1998, as amended, which operating plan is attached hereto as Exhibit A.

     "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

     "Patents" means all patents, patent applications, and inventions and discoveries that may be patentable.

     "Person" means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.

     "Prime Rate" means the prime lending rate as announced from time to time in

The Wall Street Journal.
-----------------------

     "Real Estate Leases" is defined in Section 4.7.

     "Real Property" is defined in Section 4.7.

     "Response Period" is defined in Section 11.4(a).

     "Restricted Party" is defined in Section 6.6.

     "Rule 144" is defined in Section 4.34.

     "Securities" is defined in Section 4.29.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller Contracts" is defined in Section 4.16(b).

     "Seller's knowledge" or "knowledge of Seller" means the actual knowledge of any of the Stockholders, directors or officers of the Seller.

     "Seller Parties" means Seller and the Stockholders.

     "Seller Representatives" means any investment advisors, accountants, counsel, agents or other Persons who may act on behalf of Seller or any Stockholders.

     "Seller Required Consents" is defined in Section 4.3.

     "Seller Share" means a share of the common stock, par value $.01, of Seller.

     "Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

     "Tax Return@ means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

     "Termination Date" is defined in Section 3.1.

     "Trade Secrets" means all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed (as licensor or licensee) by Seller, except for any such item that is generally available to the public.

     "Transaction Documents" means this Agreement and the documents contemplated hereby.

     "Transactions" means the Merger and the other transactions contemplated by the Transaction Documents.

     "Unliquidated Claim" is defined in Section 11.4(a).

     "Welfare Plan" is defined in Section 4.20(g).

 2.  The Merger
     ----------

      2.1 The Merger.  Upon the terms and subject to the conditions hereof, and
          ----------
in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), Newco shall be merged with and into Seller on the effective date of this Agreement (the "Effective Date"). Following the Merger, Seller shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Newco shall cease.

      2.2 Effective Time.  As soon as practicable, but in any event within five
          --------------
business days after the satisfaction or waiver of all conditions to the Merger, Seller and Newco shall file with the Secretary of State of the State of Delaware articles of merger and such other appropriate documents executed in accordance with the DGCL. The Merger shall become effective upon such filings or at such later time as may be specified in such filings (the "Effective Time").

      2.3 Effects of the Merger.  The Merger shall have the effects set forth in
          ---------------------
the DGCL.

      2.4 Articles of Incorporation and Bylaws.  The Articles of Incorporation
          ------------------------------------
of Newco shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with the provisions therein and as provided in the DGCL. The bylaws of Newco shall be the bylaws of the Surviving Corporation from and after the Effective Time, continuing until thereafter amended in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by the DGCL.

      2.5 Directors and Officers.  The initial directors and officers of the
          ----------------------
Surviving Corporation shall be the directors and officers of Newco immediately prior to the Effective Time, until their successors are duly elected and qualified. Such persons shall hold such positions as directors and offices until their successors are elected or appointed in accordance with the Articles of Incorporation and the bylaws of the Surviving Corporation.

     2.6  Base Merger Consideration.
          -------------------------

          (a) Each of the shares of the Common Stock of Seller ("Seller Common Stock") that, immediately prior to the Effective Time, is held by Seller as treasury stock shall be canceled, and no consideration shall be delivered with respect thereto.

          (b) Each of the shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be canceled and extinguished and converted into the right to receive such number of shares of the Buyer's Common Stock determined by dividing 90,000 by the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time of the Merger.

     The consideration to be received in respect of each share of Seller Common Stock pursuant to this Section 2.6 is referred to as the "Merger Consideration."

     2.7  Contingent Merger Consideration.
          -------------------------------

          (a) The following Contingent Merger Consideration shall be payable by Buyer, on or before October 31, 1998:

              (i) if Seller's actual Gross Revenues for the fiscal quarter ended September 30, 1998 are greater than or equal to the Gross Revenues projected in the Operating Plan for the fiscal quarter ended September 30, 1998, each of the shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall receive such number of shares of the Buyer's Common Stock determined by dividing 11,250 by the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time of the Merger; or

              (ii) if Seller's actual Gross Revenues for the fiscal quarter ended September 30, 1998 are less than the Gross Revenues projected in the Operating Plan for the fiscal quarter ended September 30, 1998, each of the shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall receive such number of shares of the Buyer's Common Stock determined by dividing (A) the product of (i) 11,250 multiplied by
(ii) the ratio of Seller's actual Gross Revenues for the fiscal quarter ended September 30, 1998 over the Gross Revenues projected in the Operating Plan for the fiscal quarter ended September 30, 1998 by (B) the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time of the Merger.

          (b) The following Contingent Merger Consideration shall be payable by Buyer, on or before January 31, 1999:

              (i) if Seller's actual Gross Revenues for the fiscal quarter ended December 31, 1998 are greater than or equal to the Gross Revenues projected in the Operating Plan for the fiscal quarter ended December 31, 1998, each of the shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall receive such number of shares of the Buyer's Common Stock determined by dividing 11,250 by the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time of the Merger; or

              (ii) if Seller's actual Gross Revenues for the fiscal quarter ended December 31, 1998 are less than the Gross Revenues projected in the Operating Plan for the fiscal quarter ended December 31, 1998, each of the shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall receive such number of shares of the Buyer's Common Stock determined by dividing (A) the product of (i) 11,250 multiplied by
(ii) the ratio of Seller's actual Gross Revenues for the fiscal quarter ended December 31, 1998 over the Gross Revenues projected in the Operating Plan for the fiscal quarter ended December 31, 1998 by (B) the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time of the Merger.

     The consideration to be received pursuant to this Section 2.7 is referred to as the "Contingent Merger Consideration."

      2.8 Escrow Fund.  Each Stockholder hereby agrees to contribute the Merger
          -----------
Consideration and the Contingent Merger Consideration into the Escrow Fund, to be held and disbursed in accordance with the terms of the Escrow Agreement.

      2.9 Newco Capital Stock Not Converted.  Each share of capital stock of
          ---------------------------------
Newco issued and outstanding immediately prior to the Effective Time shall not be converted or exchanged by virtue of the Merger, and each such share shall remain outstanding as one share of capital stock of the Surviving Corporation.

     2.1  Stockholder Consent  Each of the Stockholders hereby votes all of his
          -------------------
Seller Shares in favor of the Merger, this Agreement and the Transactions. None of the Stockholders shall rescind, revoke or modify such vote prior to the Effective Time.

 3.  Closing.
     -------

     3.1  Location, Date.  The closing for the Transactions (the "Closing")
          --------------
shall be held at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, PA, at 10:00 a.m. (local time) as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions to the consummation of the Transactions set forth in Sections 9 and 10 hereof, but in any event not later than September __, 1998 (the "Termination Date"), unless the parties hereto agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the "Closing Date."

     3.2  Deliveries.  At the Closing, subject to the terms and conditions
          ----------
contained herein:

          (a) Newco and Seller shall deliver to the Secretary of State of the State of Delaware all such documents as required under Section 251 of the DGCL and the parties shall take all such other and further actions as may be required by the DGCL and any other applicable Law to make the Merger effective upon the terms and subject to the conditions hereof;

          (b) Buyer shall deliver the Merger Consideration to the Stockholders with such Merger Consideration all registered in the names of the respective Stockholders or their designees, and in due and proper form; and

          (c) the parties shall also deliver to each other the respective agreements, legal opinions and other documents and instruments specified with respect to them in Sections 9 and 10.

 4.  Representations and Warranties of Seller Parties.
     ------------------------------------------------

     Seller Parties, jointly and severally, hereby represent and warrant to Buyer as follows:

      4.1 Corporate Status.  Seller is a corporation duly organized, validly
          ----------------
existing and in good standing under the Laws of the State of Delaware. The Charter Documents and bylaws of Seller that have been delivered to Buyer as of the date hereof are effective under applicable Laws and are current, correct and complete.

      4.2 Authorization.  Seller has the requisite power and authority to own
          -------------
the Assets and to carry on the Business. Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by Seller have been duly authorized by all necessary corporate action, including approval by the Stockholders. Each Transaction Document executed and delivered by Seller has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      4.3 Consents and Approvals.  Except for filings that may be required to
          ----------------------
effect the Merger under the Laws of Delaware and any consents specified in
Schedule 4.3 (collectively the "Seller Required Consents"), neither the execution and delivery by any Seller Party of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by any Seller Party, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which any Seller Party is subject, (b) the Charter Documents or bylaws of Seller or (c) any Contract, Governmental Permit or other document to which any Seller Party is a party or by which the properties or other assets any Seller Party may be subject.

      4.4 Stock Ownership.  The Stockholders are the sole record and beneficial
          ---------------
owners of all of the issued and outstanding shares of common stock of Seller, and the respective shares owned by the Stockholders are specified on Schedule
4.4. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued common stock or other securities of Seller.

      4.5 Financial Statements. Seller has delivered to Buyer prior to the date
          --------------------
hereof the following financial statements of Seller (collectively, the "Financial Statements"): the unaudited balance sheet as of June 30, 1998 and the related statements of operations, shareholders' equity and cash flows for the six months ended June 30, 1998 and for the period from inception to December 31, 1997. The Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of Seller, and the results of its operations and its cash flows for the period then ended. The balance sheet of Seller as of June 30, 1998 that is included in the Financial Statements is referred to herein as the "Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date."

      4.6 Title to Assets and Related Matters.  Seller has good title to and
          -----------------------------------
valid leases and/or licenses to use, all of its Assets, free from any Encumbrances except those specified in Schedule 4.6. The use of the Assets are not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not encroach on the property or rights of anyone else. All tangible personal property (other than Inventory) included in the Assets are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted, and are free from any known defects.

      4.7 Real Property.  Seller does not own, lease or occupy, and is not
          -------------
otherwise in possession of, any real property, nor is Buyer purchasing any such real property, expecting delivery of such real property and real property is no part of this transaction.

      4.8 Certain Personal Property.  Schedule 4.8 describes all items of
          -------------------------
tangible personal property that were included in the Balance Sheet at a carrying value of at least $10,000. Except as specified in Schedule 4.8, since the Balance Sheet Date, Seller has not acquired any items of tangible personal property that have a carrying value in excess of $10,000. All of such personal property included in Schedule 4.8 is, and any such personal property acquired after the date hereof in accordance with Section 6.1 will be, usable in the ordinary course of business, and all such personal property included in Schedule
4.8 conforms, and all of such personal property acquired after the date hereof will conform, with any applicable Laws relating to its construction, use and operation. Except for those items subject to the Non-Real Estate Leases, no Person other than Seller owns any vehicles, equipment or other tangible assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business.

      4.9 Non-Real Estate Leases.  Schedule 4.9 lists all assets and property
          ----------------------
(other than

Real Property) that are possessed by Seller under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $10,000 (each, an "Immaterial Lease"). Schedule 4.9 also lists the leases under which such assets and property listed in Schedule 4.8 are possessed. All of such leases (excluding Immaterial Leases) are referred to herein as the "Non-Real Estate Leases."

      4.10 Accounts Receivable.  All accounts receivable of Seller (a) are valid
           -------------------
and genuine, (b) arise out of bona fide sales and deliveries of goods, performance of services or other business transactions, (c) are not subject to valid defenses, set-offs or counterclaims other than normal returns and allowances and (d) were generated only in the ordinary course of business. Seller and Stockholders represent that, except for accounts receivable totaling $25,000 in the aggregate for which Buyer shall bear the credit risk, (i) accounts receivable totalling at least $25,000 will be collected in full within 120 days after the Closing Date, and (ii) at least fifty percent (50%) of all other accounts receivable will be collected in full within 120 days after the Closing Date.

      4.11 Inventory and Equipment.  All inventory and equipment of Seller
           -----------------------
reflected on the Balance Sheet, and all inventory and equipment owned by Seller was acquired and has been maintained in accordance with the regular business practices of Seller, consists of items of a quality and quantity useable in the ordinary course of their businesses consistent with past practice, and is valued in conformity with generally accepted accounting principles applied on a consistent basis; no significant amount of such inventory or equipment is obsolete.

      4.12 Liabilities.  Seller does not have any Liabilities, other than (a)
           -----------
Liabilities specified in Schedule 4.12, (b) Liabilities specified in the Balance Sheet (except as heretofore paid or discharged), (c) Liabilities incurred in the ordinary course since the Balance Sheet Date that, individually or in the aggregate, are not material to the Business, or (d) Liabilities under any Contracts included in the Assets that are specifically disclosed in Schedule
4.12 (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on the Balance Sheet.

      4.13 Taxes.  Except as set forth on Schedule 4.13,
           -----

           (a) Seller has timely filed all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects. The Company and each Subsidiary has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return. No claim has ever been made by any authority in any jurisdiction where the Seller does not file Tax Returns that Seller may be subject to taxation in that jurisdiction.

           (b) The amount of Seller's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Balance Sheet, and the amount of the Seller's liability for unpaid

Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Seller on the Closing Date.

          (c) There are no ongoing examinations or claims against either the Seller for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received. Seller has not waived or extended the statute of limitations with respect to the collection or assessment of any Tax.

          (d) The Seller has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or third party.

          (e) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of the Seller and each Subsidiary for the last five fiscal years, if any, have been made available to Buyer

          (f) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Seller relating to or attributable to Taxes, except for liens for Taxes not yet due. To the Seller's knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Seller or otherwise have an adverse effect on the Seller or its business.

          (g) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Seller that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code. Seller has not filed a consent under Section 341(f) of the Code. Seller is not and has not been a United States real property holding company within the meaning of Section 897(c) during the period specified in Section 897(c)(1)(A)(ii).

          (h) Neither the Seller nor any Subsidiary is or has been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and neither the Seller nor any Subsidiary has assumed the tax liability of any other person under contract.

          (i) To the knowledge of the Seller, the Seller has not taken any action or refrained from taking any action that would cause the Merger not to qualify as a reorganization as defined under Code Section 368(a)(1)(A) and
Section 368(a)(2)(E).

     4.14 Subsidiaries.  Seller does not own, directly or indirectly, any
          ------------
interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

     4.15 Legal Proceedings and Compliance with Law.
          -----------------------------------------

          (a) Except as set forth in Schedule 4.15, there is no Litigation that is pending or, to Seller's knowledge, threatened against Seller. There has been no Default under any Laws applicable to Seller, including Laws relating to pollution or protection of the environment, and Seller has not received any notices from any governmental entity regarding any alleged Defaults under any Laws. There has been no Default with respect to any Court Order applicable to Seller.

          (b) Without limiting the generality of Section 4.15(a), except as described in Schedule 4.15, there is not and never has been any Environmental Condition (i) at the premises at which the Business has been conducted by Seller or any predecessor of Seller, (ii) (A) at any property owned, leased, occupied or operated at any time by Seller or (B) at any property owned, leased, occupied or operated at any time by any Person controlled by Seller or any predecessor of any of them in connection with the Business, or (iii) at any property at which wastes have been deposited or disposed by, from or at the behest or direction of any of the foregoing, nor has Seller received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by Seller or any third party, at or relating to any such property or premises specified in any of clauses (i) through (iii) above that did, does or may reasonably be expected to (A) require abatement or correction under an Environmental Law, (B) give rise to any civil or criminal liability on the part of Seller under an Environmental Law, or (C) create a public or private nuisance.

          (c) Seller has obtained and is in full compliance with all Governmental Permits, all of which are listed in Schedule 4.15 along with their respective expiration dates, that are required for the complete operation of the Business as currently operated or that relates to the Real Property, (ii) all of such Governmental Permits are currently valid and in full force and (iii) Seller has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. To Seller's knowledge, no revocation, cancellation or withdrawal thereof has been threatened.

    4.16  Contracts.
          ---------

          (a) Schedule 4.16 lists all Contracts of the following types to which Seller is a party or by which it is bound, except for Minor Contracts:

              (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant of Seller or any Affiliate thereof.

              (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party, in excess of $1,000 in any individual case, or any Contracts for the sale of products that involve an amount in excess of $5,000 with respect to any one supplier or other party;

               (iii) Contracts to sell or supply products or to perform services that involve an amount in excess of $5,000 in any individual case;

               (iv) Contracts to lease to or to operate for any other party any real or personal property that involve an amount in excess of $5,000 in any individual case;

               (v) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of Seller or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

               (vi)   Any Contracts under which any Encumbrances exist; and

               (vi) Any other Contracts (other than Minor Contracts and those described in any of (i) through (vi) above) not made in the ordinary course of business.

          (b) The Contracts listed in Schedule 4.16 and the Minor Contracts excluded from Schedule 4.16 based on the term or amount thereof are referred to herein as the "Seller Contracts." Seller is not in Default under any Seller Contracts (including any Real Estate Leases and Non-Real Estate Leases). Seller has not received any communication from, or given any communication to, any other party indicating that Seller or such other party, as the case may be, is in Default under any Seller Contract. To the knowledge of Seller, (i) none of the other parties in any such Seller Contract is in Default thereunder, and (ii) each such Seller Contract is enforceable against any other parties thereto in accordance with terms thereof.

    4.17  Insurance.  Schedule 4.17 lists all policies or binders of insurance
          ---------
held by or on behalf of Seller, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. To Seller's knowledge, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by Seller.

    4.18  Intellectual Property
          ---------------------

          (a) Intellectual Property.  Seller has good and valid title to and
              ---------------------
ownership of all Intellectual Property necessary for its Business and operations (as now conducted and as proposed to be conducted). A list of all Intellectual Property owned by Seller is set forth on Schedule 4.18(a). There are no outstanding options, licenses or agreements of any kind to which Seller is a party or by which it is bound relating to any Intellectual Property, whether owned by Seller or another person, except as disclosed on Schedule 4.18(a). The business of Seller as formerly and presently conducted did not and does not utilize any Intellectual Property right, and, to the knowledge of Sellers and Stockholders, did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

          (b) Contracts.  Schedule 4.18(b) contains a complete and accurate list
              ---------
and summary description, including any royalties paid or received by Seller, of all Contracts relating to the Intellectual Property to which Seller is a party or by which Seller is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which Seller is the licensee. There are no outstanding and, to Seller's Knowledge, no threatened disputes or disagreements with respect to any such agreement.

          (c) Know-How Necessary for the Business.  The Intellectual Property
              -----------------------------------
included in the Assets constitutes all of the Intellectual Property that is necessary for the operation of the Business as it is currently conducted.
Except as described on Schedule 4.18(c), Seller is the owner of all right, title and interest in and to each item of Intellectual Property, free and clear of any Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property.

    4.19  Employees.
          ---------

          (a) Seller is not a party to any Contract or other employment agreement with any of its employees. All employees of Seller are at-will employees terminable, without any further obligations, immediately upon notice thereof.

          (b) Seller is not (i) a party to, involved in or, to Seller's knowledge, threatened by, any labor dispute or unfair labor practice charge, or
(ii) currently negotiating any collective bargaining agreement. Seller has not experienced during the last three years any work stoppage. Seller has delivered to Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of Seller. Schedule
4.19 lists the directors and officers of Seller.

    4.20  ERISA.
          -----

          (a) Schedule 4.20 contains a complete list of all Benefit Plans sponsored or maintained by Seller or under which Seller is obligated. Seller has delivered to Buyer (i) accurate and complete copies of all such Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all such Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all such Benefit Plans (for which annual reports are required) prepared within the last three years. Each such Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan in the Schedule 4.20.

          (b) All such Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject any Seller Company to any material penalty or tax imposed under the Code or ERISA.

          (c) Except as is set forth in Schedule 4.20, any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, Seller does not have any reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any such Benefit Plan.

          (d) Seller does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Seller does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to such Benefit Plans.

          (e) There are no pending or, to the knowledge of Seller, any threatened claims by or on behalf of any such Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any such Benefit Plans, alleging any breach of fiduciary duty on the part of Seller or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of Seller, any basis for such claim. The Benefit Plans are not the subject of any pending (or to the knowledge of Seller, any threatened) investigation or audit by the Internal Revenue Service or the Department of Labor.

          (f) Seller has timely made all required contributions under such Benefit Plans.

          (g) With respect to any such Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan") and except as specified in Schedule 4.20, (i) each Welfare Plan for which contributions are claimed by Seller as deductions under any provision of the Code complies with all applicable requirements pertaining to such deduction,
(ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. Except as specified in Schedule 4.20, no Benefit Plan provides any health, life or other welfare coverage to employees of Seller beyond termination of their employment with Seller by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

    4.21  Corporate Records.  The minute books of Seller contain complete,
          -----------------
correct and current copies of its Charter Documents and bylaws and the records of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders set forth in such minute books are accurate. The stock record books of Seller are complete, correct and current.

    4.22  Absence of Certain Changes.  Except as contemplated by this Agreement,
          --------------------------
Seller has conducted the Business in the ordinary course since the Balance Sheet Date, and there has not been with respect to the Business any of the items specified below since the Balance Sheet Date:

          (a) any change that has had or is reasonably likely to have a Material Adverse Effect;

          (b) any distribution or payment declared or made in respect of its common stock by way of dividends, purchase or redemption of shares or otherwise;

          (c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

          (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

          (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

          (f) other than in the ordinary course of business, any incurrence of indebtedness for borrowed money or issuance of any debt securities; or

          (g) any payments to any Affiliate of Seller, except as specified in
     Schedule 4.22.

     4.23 Customers.  Seller has used reasonable business efforts to maintain,
          ---------
and currently maintains, good working relationships with all of its customers.
Schedule 4.23 contains a list of the names of each of the 10 customers that, in the aggregate, for the period from January 1, 1998 through July 31, 1998 were the largest dollar volume customers of products or services, or both, sold by Seller. Except as specified in Schedule 4.23, none of such customers has given Seller written notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller.

     4.24 Previous Sales; Warranties.  Seller has not breached any express or
          --------------------------
implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, are not material and are consistent with the past practices of the Business.

     4.25 Finder's Fees.  No Person retained by any Seller Party is or will be
          -------------
entitled to any commission or finder's or similar fee in connection with the Transactions.

     4.26 Accuracy of Information.  To Seller's knowledge, no representation or
          -----------------------
warranty by any Seller Party in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of any Seller Party to Buyer in connection with the Transactions, including the Financial Statements, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

     4.27 Investigation and Evaluation. Seller and the Stockholders each
          ----------------------------
acknowledge that (a) the Stockholders are experienced in the operation of the type of business conducted by Buyer, (b) the Stockholders, Seller and their directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by

Seller and the Stockholders all books, records and other information with respect to Buyer and its business, assets and liabilities, (c) Seller and the Stockholders have taken full responsibility for determining the scope of their investigations of Buyer and its business, assets and liabilities, and for the manner in which such investigations have been conducted, and have examined Buyer and its business, assets and liabilities to Seller and the Stockholders' full satisfaction, (d) Seller and the Stockholders are fully capable of evaluating the adequacy and accuracy of the information and material obtained by Seller and the Stockholders in the course of such investigations and (e) Seller and the Stockholders have not relied on Buyer or any of its directors, officers, attorneys, accountants and advisors with respect to any matter in connection with Seller and the Stockholders evaluation of Buyer and its business, assets and liabilities and the transactions contemplated hereby, other than the representations and warranties of Buyer specifically set forth in Article V.

     4.28 Undisclosed Liabilities.  Seller has no liabilities or obligations of
          -----------------------
any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of Business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

     4.29 Investment Purpose.  As of the date hereof, each Stockholder is
          ------------------
purchasing the Seller Shares and the shares of Common Stock issuable upon conversion of or otherwise pursuant to the Seller Shares (such shares of Common Stock being referred to herein as the "Conversion Shares" and collectively with the Seller Shares, the "Securities") for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided,
                                                                   --------
however, that by making the representation herein, Stockholders do not agree to
-------
hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

     4.30 Accredited Investor.  Each Stockholder is an "accredited investor" as
          -------------------
that term is defined in Rule 501(a) of Regulation D (an "Accredited Investor").

     4.31 Reliance on Exemptions.  Stockholders each  understand that the
          ----------------------
Securities are being offered and sold to them in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying upon the truth and accuracy of, and Seller and Stockholders' compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller and Stockholders set forth herein in order to determine the availability of such exemptions and the eligibility of Stockholders to acquire the Securities.

     4.32 Information.  Stockholders and their advisors have been furnished with
          -----------
all materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the Securities which have been requested by Seller, Stockholders and their advisors. Seller, Stockholders and their advisors have been afforded the opportunity to ask questions of Buyer. Neither such inquiries nor any other due diligence investigation conducted by Seller, Stockholders or any of their advisors or representatives shall modify, amend or affect Seller or Stockholders' right to rely on Buyer's representations and warranties contained in Section 5 below. Stockholders each understand that their investment in the Securities involves a significant degree of risk.

     4.33 Governmental Review.  Stockholders each understand that no United
          -------------------
States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

     4.34 Transfer or Re-sale.  Each Stockholder understands that (i) the sale
          -------------------
or re-sale of the Securities has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Securities may not be transferred unless (a) such sale or re-sale is subsequently included in an effective registration statement thereunder, (b) sold or transferred to an "affiliate" (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) ("Rule 144")) of Stockholders who agrees to sell or otherwise transfer the Securities only in accordance with this Section 4.34 and who is an Accredited Investor or (c) the Securities are sold pursuant to Rule 144; (ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder; and (iii) none of the Stockholders nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

     4.35 Legends.  Each Stockholder  understands that the Securities and, until
          -------
such time as the Securities have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

              "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act."

          The legend set forth above shall be removed and Buyer shall issue a certificate without such legend to the holder of any Securities upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Securities are registered for sale under an effective registration statement filed under the Securities Act, or (b) such holder provides Buyer with reasonable assurances that such Securities can be sold pursuant to Rule 144 without any restriction as to the number of Securities acquired as of a particular date that can then be immediately sold. Stockholders each agree to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

     4.36 Additional Information.   Schedule 4.36 accurately lists the
          ----------------------
following:

          (a) the names and addresses of every bank or other financial institution in which Seller maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto; and

          (b) all names under which Seller has conducted the Business or which it has otherwise used at any time during the past five years.

 5.  Representations and Warranties of Buyer.
     ---------------------------------------

     Buyer hereby represents and warrants to Seller Parties as follows:

     5.1  Organizational Status.  Buyer is a corporation duly organized, validly
          ---------------------
existing and in good standing under the Laws of the Commonwealth of Pennsylvania and is qualified to do business in any jurisdiction where it is required to be so qualified. The Charter Documents of Buyer that have been delivered to Seller as of the date hereof are effective under applicable Laws and are current, correct and complete.

     5.2  Authorization.  Buyer has the requisite power and authority to own its
          -------------
assets and to carry on its business. Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by Buyer have been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by Buyer has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     5.3  Consents and Approvals.  Except for filings that may be required to
          ----------------------
effect the Merger under the Laws of the State of Delaware (the "Buyer Required Consents"), neither the execution and delivery by Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Buyer, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which Buyer is subject, (b) the Charter Documents or bylaws of Buyer or (c) any Contract, Governmental Permit or other document to which Buyer is a party or by which the properties or other assets of Buyer may be subject.

      5.4 Capitalization and Share Ownership.  Upon consummation of the
          ----------------------------------
Transactions at the Closing, the authorized capital stock of Buyer consists of 40,000,000 shares of Common Stock of the Company, par value $.01, and 40,000,000 shares of Preferred Stock of the Company, par value $.01. Of the Preferred Stock, 1,000,000 shares are designated as Series A Preferred Stock, 5,100,000 shares are designated Series B Preferred Stock, 400,000 shares are designated Series C Preferred Stock and 9,000,000 shares are designated Series D Preferred Stock. As of the date hereof, there are 5,128,497 shares of Common Stock, 1,000,000 shares of Series A Preferred Stock, 5,030,181 shares of Series B Preferred Stock and 301,978 shares of Series C Preferred Stock and 8,888,889 shares of Series D Preferred Stock, outstanding. Additionally, the Company has issued warrants for an aggregate number of 259,949 shares, has granted 3,011,536.6 options to purchase Common Stock, under the Company's 1996 Equity Compensation Plan, as amended, of a total of 3,600,000 shares under such plan.

     5.5  Finder's Fees.  No Person retained by Buyer is or will be entitled to
          -------------
any commission or finder's or similar fee in connection with the Transactions.

     5.6  No Equity Interest.  Buyer does not currently own any of the capital
          ------------------
stock of, or any other equity interest in, Seller.

     5.7  Accuracy of Information.  To Buyer's actual knowledge, no
          -----------------------
representation or warranty by Buyer in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of Buyer to any other Party in connection with the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

 6.  Covenants of Seller Parties.
     ---------------------------

     6.1  Conduct of the Business.  Except as contemplated or otherwise
          -----------------------
consented to by Buyer in writing, Seller shall carry on the Business in the ordinary course. In furtherance of and in addition to such restriction, (a) Seller shall not: amend its Charter

Documents or bylaws; merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any corporation, partnership or other business organization or business division thereof; split, combine or reclassify its outstanding capital stock; enter into any Contract or otherwise incur any Liability outside the ordinary course of business; discharge or satisfy any Encumbrance or pay or satisfy any material Liability except pursuant to the terms thereof; compromise, settle or otherwise adjust any material claim or litigation; make any capital expenditure involving in any individual case more than $5,000; incur any indebtedness for borrowed money or issue any debt securities; declare or pay any dividend or other distribution on its capital stock; increase the salaries or other compensation payable to any employee, or take any action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section
4.22 would be likely to occur, and (b) Seller shall maintain and service the Assets consistent with past practice and preserve intact the current business organization of Seller.

     6.2  Access to Information.  From the date of this Agreement to the Closing
          ---------------------
Date, Seller shall give to Buyer and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to Seller as the other party may reasonably request. Buyer shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement and shall otherwise hold such information in confidence until such time as such information otherwise becomes publicly available.

     6.3  No Solicitation.  From and after the date hereof, without the prior
          ---------------
written consent of Buyer, each Seller Party will not, and will not authorize or permit any Seller Representative to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Any Seller Party that receives any such inquiries, offers or proposals shall (a) notify Buyer orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof, (b) keep Buyer informed of the status and details of any such inquiry, offer or proposal, and (c) give Buyer five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the Assets.

     6.4  Existing Employment Agreements and Other Liabilities.  Each
          ----------------------------------------------------
Stockholder, effective as of the Closing, hereby consents to the cancellation of any Contract that the Stockholder has with Seller, including any employment agreement, and also releases and discharges Seller and any of its Affiliates from any and all Liabilities other than those arising out of this Agreement or any other Transaction Documents and those related to wages due to the Stockholder in the ordinary course.

     6.5  Expenses.  The Stockholders shall pay all of the legal, accounting and
          --------
other expenses incurred by Seller Parties in connection with the Transactions in excess of $10,000. Buyer shall pay all of the legal, accounting and other expenses incurred by Buyer in connection with the Transactions, plus $10,000 of expenses incurred by the Seller Parties.

     6.6  Non-Competition and Confidentiality.
          -----------------------------------

          (a) During the period beginning on the Closing Date and ending on the second anniversary thereof (the "Non-Competition Period"), no Seller Party or Affiliate of any Seller Party (each, a "Restricted Party") shall, directly or indirectly, in any capacity, own, manage, operate, finance, join, control or participate in the ownership, management, financing, operation or control of, or be connected as an officer, employee, partner or otherwise, or render services, engage or have a financial interest in, any business that shall both: (i) be competitive with the Business, and (ii) provide services to, or otherwise have as a customer, any Person listed on Exhibit C hereto. In addition, no
                                    ---------
Restricted Party shall solicit any employee of the Business for the purposes of having any such employee terminate his or her employment with the Business. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable law. Each Restricted Party acknowledges, however, that this Section
6.6 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business.

          (b) Each Seller Party recognizes and acknowledges that by reason of its or his involvement with or employment in the Business, it or he has had access to Trade Secrets relating to the Business. Each Seller Party acknowledges that such Trade Secrets are a valuable and unique asset and covenants that it or he will not disclose any such Trade Secrets to any Person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of such Seller Party, (b) has been rightfully received from a third party without restriction and without breach of this Agreement or
(c) except as may be required by law.

          (c) The terms of this Section 6.6 shall apply to each Seller Party and to any other Person controlled by any Seller Party and any of their respective Affiliates that it or he controls to the same extent as if they were parties hereto, and each such party shall take whatever actions may be necessary to cause any such party or Affiliate to adhere to the terms of this Section 6.6.

          (d) In the event of any breach or threatened breach by any Restricted Party of any provision of Section 6.6, Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Trade Secrets in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under Section 6.6. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages, all of which may be sought only in accordance with the arbitration provisions of this Agreement.

     6.7  Transfer of Assets and .  Seller shall take such reasonable steps as
          -----------------------
may be necessary or appropriate so that Buyer shall be placed in actual possession and control of all of the Assets and the Business.

     6.8    Relations.  Seller shall use commercially reasonable efforts to
           ----------
maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it. To the extent reasonably requested by Buyer, Seller shall introduce Buyer to its customers and suppliers and recommend that they continue doing business with Buyer after the Closing.

     6.9  "Lock-Up" Agreement.  Each Stockholder agrees, if so requested by
          -------------------
Buyer and an underwriter of Common Stock or other securities of Buyer, not to sell, transfer or dispose of any Common Stock or other securities of Buyer held by it during a period of up to 180 days following the effective date of a registration statement filed pursuant to the Initial Public Offering. For purposes of this Agreement "Initial Public Offering" shall mean the first underwritten public offering of Common Stock of Buyer for the account of Buyer and offered on a "firm commitment" basis pursuant to an offering registered under the Securities Act, with the Securities and Exchange Commission on Form S-1, Form SB-1, Form SB-2 or their then equivalents. Such "lock-up" agreement shall be in writing and in form and substance satisfactory to Buyer and the underwriter.

     6.10 Right of First Refusal and Stock Restriction and Buyback.
          --------------------------------------------------------

          (a) Except as expressly authorized herein or as the parties may otherwise agree in writing from time to time hereafter, no Seller Party shall sell, assign, transfer, pledge or otherwise in any manner dispose of or encumber any of the Buyer Shares.

          (b) Until such time as Buyer shall have completed an initial public offering of shares of its common stock, Buyer Shares may be sold, assigned, transferred or otherwise disposed of (including transfers by operation of law), provided that such Buyer Shares are first offered to Buyer or its assignee, as follows:

              (i) Such Seller Party shall deliver a notice ("Notice") to Buyer stating (A) such Seller Party's bona fide intention to sell, assign, transfer or otherwise dispose of such Buyer Shares, (B) the number of such Buyer Shares to be sold, assigned, transferred or otherwise disposed of,
     (C) the price, if any, for which such Seller Party proposes to sell, assign, transfer or otherwise dispose of such Buyer Shares, and (D) the name of the proposed purchaser or transferee.

              (ii) Within thirty (30) days after receipt of the Notice, Buyer or its assignee may elect to purchase any or all Buyer Shares to which the Notice refers, at the price per share, if any, specified in the Notice.

              (iii) If all of the Buyer Shares to which the Notice refers are not elected to be purchased, such Seller Party may sell the remaining shares to any person named in the Notice at the price specified in the Notice or at a higher price, provided that such sale or transfer is consummated within 60 days of the date of said Notice to Buyer, and provided, further, that any such sale is in accordance with all the terms and conditions hereof.

          (c) If the consideration to be received by such Seller Party under the terms of any such proposed sale, assignment, transfer or other disposition shall be wholly or in part other than cash payable immediately or over a period of time, the board of directors of Buyer shall make a good faith determination of the cash equivalent of such non-cash consideration, which determination shall be conclusive and binding on all parties. The price per share under any such Notice shall be deemed to be the sum of the cash consideration, if any, under the terms of the proposed sale, assignment, transfer or other disposition, and the cash equivalent of the non-cash portion of the consideration thereunder as so determined by the board of directors of Buyer.

          (d) The provisions of this Section 6.11 shall not apply to a transfer of any Buyer Shares by such Seller Party, either during Seller Party's lifetime or on death by will or intestacy to Seller Party's other ancestors, descendants or spouse, or any custodian or trustee for the account of Seller Party or Seller Party's ancestors, descendants or spouse; provided, in each such case the transferee specifically agrees (pursuant to a written agreement satisfactory to Buyer in its sole discretion) to receive and hold such Buyer Shares subject to all of the provisions of this Agreement and there shall be no further transfer of such shares in accordance herewith except upon the death of such transferee.

          (e) In the event any Seller Party shall sell, assign, transfer, pledge or otherwise in any manner dispose of or encumber any of the Buyer Shares otherwise than pursuant to this Section 6.11, such action shall be void and of no effect, and no dividends of any kind whatsoever nor any distribution pursuant to liquidation or otherwise shall be paid by Buyer in respect of such Buyer Shares (all such dividends and distributions being deemed waived by the undersigned), and the voting rights of such Buyer Shares shall be suspended during the period commencing with Seller's initial failure to comply with this
Section 6.11 and ending either (i) when such Seller Party complies with this
Section 6.11 or (ii) when Buyer agrees in writing to terminate such suspension and to permit such sale, assignment, transfer, pledge, encumbrance or other disposition.

          (f) If, from time to time during the term of this Agreement:

              (i) There is any stock dividend or liquidating dividend of cash and/or property, stock split or other change in the character or amount of any of the outstanding securities of Buyer; or

              (ii) There is any consolidation, merger or sale of all, or substantially all, of the assets of Buyer;

then, in such event, any and all new, substituted or additional securities or other property to which Seller Parties are entitled by reason of Seller Parties' ownership of Buyer Shares shall be immediately subject to this Agreement and be included in the word "Buyer Shares" for all purposes with the same force and effect as the Buyer Shares presently subject to this Agreement.

          (g) Each Seller Party agrees to join at any time in any shareholders' agreement to which the holders of a majority of Buyer Common Stock, regardless of class, of Buyer are parties at any time in respect to the sale of Buyer Common Stock of Buyer to any third party under which the undersigned will sell his Buyer Shares to such third party on the same terms and conditions as those terms and conditions under which such holders agree to sell their shares of Buyer Common Stock. Each Seller Party acknowledges that this agreement pursuant to this Section 6.11(g) is for the benefit of, and may be enforced by, the holders of a majority of the shares of Buyer's Common Stock. Each Seller Party also acknowledges that this Section 6.11 shall in no way limit, diminish or modify the rights of Buyer to purchase his Buyer Shares under any other Section of this Agreement.

 7.  Covenants of Buyer.
     ------------------

     7.1  Fulfillment of Closing Conditions.  At and prior to the Closing, Buyer
          ---------------------------------
shall use commercially reasonable efforts to fulfill the conditions specified in Sections 9 and 10 to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, each such party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in Sections 9 and 10, (c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Buyer Required Consents, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

     7.2  Employees. Buyer shall have no obligation to continue the employment
          ---------
of any of Seller's employees.

 8.  Mutual Covenants.
     ----------------

     8.1  Fulfillment of Closing Conditions.  At and prior to the Closing, each
          ---------------------------------
party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable after the conditions specified in Sections 9 and 10 to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each party will
(a) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in Sections 9 and 10, (c) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Seller Required Consents in the case of Seller Parties and any Buyer Required Consents in the case of Buyer, (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

     8.2  Disclosure of Certain Matters.  Each Seller Party on the one hand, and
          -----------------------------
Buyer, on the other hand, shall give Buyer and Seller Parties, respectively, prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such party any reason to believe that any of the conditions set forth in Section 9 or 10 will not be satisfied prior to the Termination Date (defined below).

     8.3  Public Announcements.  Seller Parties and Buyer shall consult with
          --------------------
each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law, none of such Parties nor any other Parties shall issue any such press release or make any such public statement without the consent of the other parties hereto.

     8.4  Confidentiality.  If the Transactions are not consummated, each party
          ---------------
shall treat all information obtained in its investigation of another party or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to such other party or Affiliate all copies made by it or its representatives of Confidential Information provided by such other party or Affiliate.

 9.  Conditions Precedent to Obligations of Seller Parties.
     -----------------------------------------------------

     All obligations of Seller Parties to consummate the Transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

     9.1  Representations and Warranties.  The representations and warranties of
          ------------------------------
Buyer contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

     9.2  Agreements, Conditions and Covenants.  Buyer shall have performed or
          ------------------------------------
complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

     9.3  Certificates.  Seller Parties shall have received a certificate of an
          ------------
executive officer of Buyer to the effect set forth in Sections 9.1 and 9.2 with respect to Buyer.

     9.4  Legality.  No Law or Court Order shall have been enacted, entered,
          --------
promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the purchase and sale of the Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

     9.5  Buyer Required Consents.  Buyer shall have obtained Buyer Required
          -----------------------
Consents without any modification that Seller reasonably deems unacceptable.

 10. Conditions Precedent to Obligations of Buyer.
     --------------------------------------------

     All obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

     10.1 Representations and Warranties.  The representations and warranties of
          ------------------------------
Seller Parties contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

     10.2 Agreements, Conditions and Covenants.  Seller Parties shall have
          ------------------------------------
performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

     10.3 Certificates.  Buyer shall have received a certificate of an executive
          ------------
officer of Seller and of each Stockholder to the effect set forth in Sections
10.1 and 10.2.

     10.4 Legality.  No Law or Court Order shall have been enacted, entered,
          --------
promulgated or enforced by any court or governmental authority that is in effect and (a) has the effect of making the purchase and sale of the Assets illegal or otherwise prohibiting the consummation of such purchase and sale or (b) has a reasonably likelihood of causing a Material Adverse Effect.

 11. Indemnification.
     ---------------

     11.1 By Seller Parties.  From and after the Closing Date, the Stockholders
          -----------------
severally, and not jointly, shall indemnify and hold harmless Buyer and its successors and assigns, and their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, a "Buyer Indemnified Party") from and against, and the Escrow Fund shall be available to compensate and reimburse Buyer for, any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Buyer Indemnified Party in connection therewith including consequential damages) (collectively, "Damages") that such Buyer Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the respective representations, warranties, covenants or agreements of any Seller Parties contained in this Agreement or in the Closing Certificates, (b) any Environmental Condition existing on or before the Closing, and (c) any Liability of any Seller Party involving Taxes due and payable by, or imposed with respect to any Seller Party for any all taxable periods ending on or prior to the Closing Date (whether or not such Taxes have been due and payable). Notwithstanding anything herein to the contrary, the liability of all Stockholders shall be limited to the Escrow Fund (as herein defined), and the Escrow Fund shall be available as the sole and exclusive remedy to compensate Buyer for

Damages which are the responsibility of Stockholders under this Section 11. Furthermore, the liability of each Stockholder shall be limited to such Stockholder's pro rata share of the Escrow Fund, and claims for indemnification by Stockholder's shall be satisfied from each Stockholder on a pro rata basis.

     11.2 By Buyer.  From and after the Closing Date, Buyer shall indemnify and
          --------
hold harmless Seller Parties and their respective successors and assigns, and (if any) their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, a "Seller Indemnified Party") from and against any Damages that such Seller Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any of the respective representations, warranties, covenants or agreements of Buyer contained in this Agreement. Buyer shall not be liable under this Agreement for an aggregate amount in excess of the fair market value as of the Closing Date of the Merger Consideration.

     11.3 Holders' Representative.
          -----------------------

          (a) Mechlin D. Moore shall act as the Stockholders' representative (the "Holders' Representative") for the purpose of settling on behalf of the Stockholders any indemnification claims made by Buyer Indemnified Party hereunder, and taking any other action that is specifically delegated to the Holders' Representative hereunder. Buyer shall give notice under Section 11.4 of any claim for indemnification against the Stockholders to the Stockholders and the Holders' Representative, and only the Holders' Representative shall be empowered following such notice to respond to or take any other action on behalf of the Stockholders with respect to the claim. The Stockholders shall be bound by any and all actions taken by the Holders' Representative on their behalf in accordance with this Agreement.

          (b) Buyer shall be entitled to rely exclusively upon any communications or writings given or executed by the Holders' Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Holders' Representative. Buyer shall be entitled to disregard any notices or communications given or made by the Stockholders unless given or made through the Holders' Representative.

          (c) In the event of the death of the Holders' Representative or his inability to perform his functions hereunder, the Stockholders who immediately prior to the Closing owned a majority of Seller Shares shall choose another Holders' Representative.

          (d The Holders' Representative shall not be liable to any Stockholder or any other party for any action taken or omitted to be taken by him as Holders' Representative except, in the case of willful misconduct or gross negligence. The Stockholders shall jointly indemnify the Holders' Representative and hold him harmless from and against any loss, liability or expense of any nature incurred by the Holders' Representative arising out of or in connection with the administration of his duties as Holders' Representative, including reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense shall be caused by the Holders' Representative's willful misconduct or gross negligence.

     11.4 Procedure for Claims.
          --------------------

          (a Any Person that desires to seek indemnification under any part of this Section 11 (each, an "Indemnified Party") shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and the parties known to be invoked, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 20 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. For the purposes of the immediately preceding sentence, an Indemnitor's failure to give a timely Claim Response shall not be deemed an election not to dispute a Claim Notice unless the Indemnified Party shall have given a second Claim Notice after expiration of the Response Period and another 20 days after the date on which the Indemnified Party shall have given such second Claim Notice shall have expired without the Indemnitor's having given a Response Notice within such period.

          (b If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Claim Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 11, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor in accordance with the arbitration provisions of this Agreement. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

          (c Whenever there is an event, condition or a circumstance (a "Possible Breach") the subject matter of which is covered by more than one of the representations and warranties contained in Section 4 or Section 5 (the "Applicable Representations") and one or more of such representations (the "Specifically Applicable Representations") more specifically relate to the subject matter of the Possible Breach, then if such Possible Breach would cause a breach of any Specifically Applicable Representations, the fact that a breach may not have occurred with respect to any of the more general Applicable Representation shall not affect an Indemnified Party's ability to claim a breach of the Specifically Applicable Representations. By way of illustration but not by way of limitation, if, for example, an inaccuracy in the Financial Statements exists with respect to Inventory that is unknown to Seller and, therefore, would not constitute a breach of Section 4.26 by virtue of the knowledge limitation in
Section 4.26, a Buyer Indemnified Party would still be able to claim a breach of the representations and warranties in Section 4.5 with respect to Financial Statements and in Section 4.11 with respect to Inventory since Section 4.5 and
Section 4.11 more specifically relate to the Financial Statements and Inventory.

     11.5 Claims Period.  Any claim for indemnification under this Section 11
          -------------
shall be made by giving a Claim Notice under Section 11.4 on or before six (6) months following the Effective Time of the Merger (the "Expiration Date"). So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

     11.6 Third Party Claims.  An Indemnified Party that desires to seek
          ------------------
indemnification under any part of this Section 11 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such

Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 11.6 shall not bar an Indemnified Party's right to claim indemnification under this Section 11, except to the extent that an Indemnitor shall have been harmed by such failure.

     11.7 Escrow of  Merger Consideration and Contingent Merger Consideration.
          -------------------------------------------------------------------
Unitl the Expiration Date, the obligations of Stockholders under this Section 11 shall be secured in part by the deposit with the Escrow Agent of (a) the Merger Consideration at the Closing and (b) the Contingent Merger Consideration (if any) when paid in accordance with Section 2.7 (collectively, the "Escrow Fund"), subject to the terms and conditions of the Escrow Agreement attached hereto as Exhibit B. Subject to the terms of the Escrow Agreement, Buyer may offset against the Escrow Fund any claims it has in good faith against the Stockholders pursuant to this Section 11. Indemnification claims pursuant to this Section 11 shall be limited to the Escrow Fund.

12.  Termination.
     -----------

     12.1 Grounds for Termination.  This Agreement may be terminated at any time
          -----------------------
before the Effective Time:

          (a By mutual written consent of Seller and Buyer;

          (b By Seller or Buyer if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

          (c By Seller or Buyer if a court of competent jurisdiction or govern mental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

          (d By Buyer, if any Seller Party shall have breached, or failed to comply with, any of its or his obligations under this Agreement or any representation or warranty made by any Seller Party shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof; and

          (e By any Seller Party, if Buyer shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the Stockholders hereunder.

     12.2 Effect of Termination.  If this Agreement is terminated pursuant to
          ---------------------
Section 12.1, the agreements contained in Section 8.4 shall survive the termination hereof and any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

 13. General Matters.
     ---------------

     13.1 Arbitration.
          -----------

          (a) All disputes concerning this Agreement shall be decided by arbitration in accordance with the commercial rules and regulations of the American Arbitration Association (except to the extent such rules and regulations are inconsistent with the provisions of this Section).

          (b) If the parties agree on one arbitrator, the arbitration shall be conducted by such arbitrator. If the parties do not so agree, the parties shall each select one independent, qualified arbitrator. For this purpose, all parties whose interest in the matter being arbitrated are substantially identical shall be treated as a single party entitled to select on arbitrator. If an even number of arbitrators is selected, such arbitrators shall select an additional arbitrator.

          (c) Each party reserves the right to object to any individual arbitrator who is employed by or affiliated with an organization that competes with such party.

          (d) The parties shall have the right to conduct discovery as specified for up to three months. Such discovery shall include the right to take depositions and subpoena witnesses.

          (e) At the request of any party, arbitration proceedings shall be conducted in the utmost secrecy. In such case, all documents, testimony, and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only of the parties and their respective attorneys and experts who have agreed in advance in writing to receive and maintain all such information in confidence until such information becomes generally known.

          (f) The arbitrators shall act by majority vote. The arbitrators shall issue a written opinion of their findings of fact and their conclusions of law at the request and at the expense of either party.

          (g) The arbitrators shall be able to decree any and all relief of an equitable nature, including without limitation such relief as a temporary restraining order and a preliminary or permanent injunction, and shall also be able to award damages, with or without an accounting, and costs, except that the prevailing party shall be entitled to its reasonable attorneys fees. The decree or judgment of an award rendered by the arbitrators shall be binding upon the parties and may be entered in any court having jurisdiction thereof.

          (h) All arbitrations shall be conducted by arbitrators located in Philadelphia, Pennsylvania. Reasonable notice of the time and place of arbitration shall be given to all persons as required by law. Such persons and their authorized representatives shall have the right to attend or participate in all the arbitration hearings in such manner as the law requires.

     13.2 Contents of Agreement.  This Agreement, together with the other
          ---------------------
Transaction Documents, sets forth the entire understanding of the parties with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

     13.3 Amendment, Parties in Interest, Assignment, Etc.  This Agreement may
          -----------------------------------------------
be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement shall confer any rights upon any Person other than Seller Parties and Buyer and their respective heirs, legal representatives, successors and permitted assigns. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     13.4 Further Assurances.  At and after the Closing, Seller Parties and
          ------------------
Buyer shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

     13.5 Interpretation.  Unless the context of this Agreement clearly requires
          --------------
otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders,
(c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

     13.6 Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     13.7 Schedules.  Any items listed or described on Schedules shall be listed
          ---------
or described under a caption that identifies the Sections of this Agreement to which the item relates.

 14. Notices.
     -------

     All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other Party hereto:

     If to Seller or any Stockholder:

          Informatrix Worldwide, Inc.
          c/o Mechlin Moore
          1723 Grand Isle Court
          Naples, FL  34108

     with a required copy to:

          Lawrence B. Florio, Esquire
          1211 Avenue of the Americas, 15th Floor
          New York, New York
          Fax: (212) 827-0351

     If to Buyer:

          VerticalNet, Inc.
          2 Walnut Grove Drive, Suite 150
          Horsham, PA  19044
          Attn:  Gene S. Godick
          FAX: 215-443-3336

     with a required copy to:

          Morgan, Lewis & Bockius LLP
          2000 One Logan Square
          Philadelphia, PA  19103-6993
          Attn:  Stephen M. Goodman
          FAX: 215-963-5299

 15. Governing Law.
     -------------

     This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its provisions concerning conflict of laws.

     IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by the parties hereto as of the day and year first written above.


INFORMATRIX WORLDWIDE, INC.         INFORMATRIX ACQUISITION

By:  /s/ Mechlin Moore              By:  /s/ Mark Walsh
    -------------------------           -------------------------
     Mechlin Moore, President            Mark Walsh, President

/s/ Brian Boltz                     VERTICALNET, INC.
-------------------------
Brian Boltz
                                    By:  /s/ Mark Walsh
                                        -------------------------
                                        Mark Walsh, President


/s/ Page Lord
-------------------------
Page Lord


/s/ Dan McNulty
-------------------------
Dan McNulty


/s/ Howard Miller
-------------------------
Howard Miller


/s/ Mechlin Moore
-------------------------
Mechlin Moore, individually and in his capacity as
Holders' Representative


/s/ John Stewart
-------------------------
John Stewart


/s/ Robert Stewart, Sr.
-------------------------
Robert Stewart, Sr.


/s/ David Willis
-------------------------
David Willis


/s/ Murdo MacLeod
-------------------------
Murdo MacLeod


/s/ Robert Stewart, Jr.
-------------------------
Robert Stewart, Jr.